EXHIBIT 2.1

                    ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT (the "Agreement"), has been entered into as of February 8, 2001 by and between AMCON DISTRIBUTING COMPANY., a Delaware corporation ("Buyer"), MERCHANTS WHOLESALE INC., an Illinois corporation ("Seller"), and ROBERT J. LANSING AND MARCIA S. LANSING, the sole shareholders of Seller (the "Shareholders").

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the business assets of Seller on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto, intending to be bound, hereby agree as follows:

                           ARTICLE 1

                    PURCHASE AND SALE OF ASSETS

Section 1.01 PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions set forth herein, Seller agrees to sell, convey, transfer, and assign and deliver to Buyer, and Buyer agrees to purchase, receive, assume, and accept, good and marketable title to all of the assets used or otherwise useful to the business of the Seller, whether tangible or intangible, real, personal, or mixed, including without limitation:

    (a) all good, saleable and turning inventory held for resale by Seller as of the Valuation Date (as defined herein)(the "Inventory"). For purposes hereof "good, saleable and turning inventory" is defined as inventory items that are merchantable and fit for sale, not damaged, defective or obsolete and that the Seller has been consistently able to sell within a three-month period. Buyer shall provide written notice to Seller at Closing (defined herein) detailing all items excluded from Inventory;

    (b) all accounts receivables, other trade receivables, merchandise credits, rebates receivable, vendor receivables and return credits of the Seller that are current and within terms as of the Valuation Date (as defined herein), but not including items that are to be paid by electronic funds transfer directly to Seller's account (the "Accounts Receivable") that will be guaranteed by the Seller and the Shareholders as provided in Section 1.06 hereof;

    (c) all machinery, equipment, telephone and computer systems (both hardware and software), fixtures, plant and structures, improvements to leased property and plant and structures located thereon, vehicles, trailers, furniture, tools, office supplies, warehouse supplies, accessories and miscellaneous items of personal property used by the Seller in the business (the "Fixed Assets");

    (d) all agreements and contracts (except those set forth in Schedule 1.01 which are specifically not assigned to, or assumed by, the Buyer), leases (including equipment and capital leases), instruments, security interests, guaranties, warranties and other intangible property of the Seller (the "Intangible Property");

    (e) all trademarks, service marks, logos, trade names (including, without limitation, the name "Merchants Wholesale Inc.") and all derivations thereof and all applications, registrations, and renewals in connection therewith), copyrights (including applications, registrations, and renewals in connection therewith, plus any trade secrets and confidential business information (including ideas, research and development, know-how, formulas, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals relating to the business activities of the Seller (in whatever form or medium) and records related thereto (the "Intellectual Property");

    (f) all permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies relating to the business of the Seller (the "Permits"); (such assets being collectively referred to herein as the "Assets"). Notwithstanding the foregoing, the Seller is not selling, and the Buyer is not buying cash and marketable securities, prepaid expenses or deposits of Seller as of the Closing Date, contracts or agreements set forth in Schedule 1.01, or shares of stock or other interests in any subsidiary of the Seller (the "Excluded Assets").

Section 1.02 ASSUMPTION OF LIABILITIES. In connection with the sale of the Assets to Buyer, Buyer will assume those liabilities of the Seller specifically set forth in Schedule 1.02 hereto. Buyer will not be responsible for any liabilities, liens, claims, obligations, or encumbrances of Seller, contingent or otherwise, other than those specifically described in Schedule 1.02 and the Assets shall be sold and conveyed to Buyer free and clear of all liabilities, liens, claims, obligations, and encumbrances, except as set forth on
Schedule 1.02. Without limiting the generality of the foregoing and, except as set forth on Schedule 1.02, in no event will Buyer assume or otherwise be responsible or liable for any or the following types of liabilities or obligations:

    (a) any costs or expenses of the Seller or the Shareholders incurred in negotiating, entering into and carrying out its or their obligations under this Agreement;

    (b) any income, sales, property, franchise, use or other tax of Seller or any Shareholder arising out of or resulting from the sale of the Assets pursuant to this Agreement or any transaction of Seller or any Shareholder prior to or subsequent to the execution of this Agreement;

    (c) any costs and expenses incurred by Seller or any Shareholder in connection with the operation of the Seller after the Closing (as defined herein) or the liquidation and dissolution of the Seller;

    (d) any liability relating to, or arising out of the use or ownership of the Excluded Assets;

    (e) any obligations or liabilities arising under any employment agreements or employee incentive plans (including, but not limited to any accrued vacation or sick leave) or any other employee cost of Seller including any obligation to contribute to, or any liability in connection with, any employee benefit plans maintained by the Seller for its employees, former employees, retirees, their beneficiaries or any other person ("Employee Benefit Plans"), and any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by
Section 4980B of the Internal Revenue Code of 1986 ("Code"), due to qualifying events as defined therein, occurring on or before the Closing or any liability arising out of any disputes, claims or threatened claims between the Seller and its employees or former employees;

    (f) any noncompliance by the Seller with any applicable laws, rules and regulations, including without limitation, those relating to employment and labor management relations and provisions thereof relating to wages and the payment thereof, hours of work, collective bargaining agreements, and workers' compensation laws;

    (g) any claim arising out of violations of any environmental laws or out of any events, actions or omissions, of whatever nature or type, occurring or existing prior to Closing;

    (h) any contingent or unknown liability of the Seller;

    (i) any liability, obligation or cost resulting from any claim or lawsuit or other proceeding relating to the Assets or naming Seller, or any successor thereof, or the Shareholders as a party arising out of events, transactions or circumstances occurring or existing prior to Closing; or

    (j) any claim against Buyer or Seller, which claim is based, in whole or in part, upon the failure of Seller or Buyer to comply with laws applicable to bulk transfers.

Section 1.03  PURCHASE PRICE.  The purchase price (the "Purchase
Price") for the Assets will be payable by Buyer to Seller as follows:

    (a) an amount in cash, payable at the Closing, equal to the sum of:
        (i) the aggregate manufacturers' wholesale list price (less applicable cash discounts) for all good, saleable and turning
Inventory held by Seller as of the Valuation Date;

        (ii) the book value , determined as of the Valuation Date, of all current Accounts Receivable; and

        (iii) the depreciated book value of the Fixed Assets as of the end of the last monthly accounting period ending prior to the Valuation Date, less any capitalized labor costs and less any debt or capital lease obligations assumed by Buyer relating thereto.

    (b) an additional $5,750,000 payable in cash in installments of $900,000 on each of the first four anniversaries of the Closing Date and in a final installment of $2,150,000 on the fifth anniversary of the Closing Date; provided, that the payment of each such installment on the due date thereof shall be subordinated to Buyer's obligations under its various credit facilities with its primary lending institution; and

    (c) a contingent amount (the "Earnout Consideration") which will be payable pursuant to the terms and conditions of Section 1.04 hereof.

Section 1.04 EARNOUT CONSIDERATION. The Earnout Consideration will be payable in cash on the fifth anniversary of the Closing Date and will be equal to $250,000 if, but only if, the installation of all rack, track and associated computerization equipment to be installed in the building located at 2517 Ellington Road, Quincy, Illinois (the "Property") has been completed in accordance with the plans and specifications delivered by the Seller and is operating to the reasonable satisfaction of the Buyer on or before the later of
(i) May 1, 2001, or (ii) the date of Closing.

Section 1.05  PAYMENT FOR ADDITIONAL CUSTOMERS AND RELATED ITEMS.

    (a) In addition to the payment of the Purchase Price, Buyer and Seller agree that Buyer will pay Seller an amount equal to 1.5% of:

        (i) the annual net sales generated by customers of Seller or its affiliates which, as of the date of this Agreement, are not presently receiving products shipped from the Property ("Transitioning Customers") but that Seller transitions to the Property between the date of this Agreement and May 1, 2001, inclusive (the "Transition Period"), and which continue to use Buyer as their primary supplier for a period of at least six months after the Closing Date ("Transitioning Customer Sales"), less

        (ii) annual net sales generated by customers of Seller as of December 2, 2000 that are no longer customers of the Seller on the Closing Date, other than Wareco, Western Oil and any customer who generated gross margin of less than 4.5%, less $10,000,000 ("Lost Customer Sales").

    (b) For purposes of this Section 1.05, the annual net sales of a Transitioning Customer or a Lost Customer will be determined from the Seller's accounting records and will be equal to the net sales actually made by the Seller (or Seller's Subsidiary, Merchants Wholesale of Iowa, Inc.) to (i) such Transitioning Customer during the twelve calendar months ending prior to the date on which such Transitioning Customer first purchases product from Buyer (the "Customer Transition Date") or (ii) to such Lost Customers during the twelve calendar months ended December 2, 2000. For Transitioning Customers and Lost Customers that were not a customer of the Seller or Seller's Subsidiary for twelve full months, annual net sales will be equal to the annualized sales made to such Transitioning Customer of Lost Customer by Seller or Seller's Subsidiary during the period ending prior to the Customer Transition Date or December 2, 2000, respectively. Unless otherwise agreed by the Buyer and the Seller, no amount will be due with respect to any Transitioning Customer if the sales from Seller or the Subsidiary to such Transitioning Customer from which annual net sales are calculated did not generate a gross margin of at least 4.5% for the Seller or its Subsidiary. The amount due under this Section 1.05 will be payable in cash on the fifth anniversary of the Closing Date.

Section 1.06  COLLECTION AND GUARANTEE OF ACCOUNTS RECEIVABLE.

    (a) Seller and Buyer acknowledge and agree that Buyer is purchasing the Accounts Receivable. For purposes of determining whether an Account Receivable owed by a particular customer has been collected, payments received from that customer by Buyer shall be credited and applied on a "first-in, first-out" basis unless the customer disputes in writing the previous amount owed on or before the date payment is made and designates the application of the payment to a specific invoice. Absent such written dispute and designation by the customer, the payment shall be applied to the oldest outstanding Account Receivable.

    (b) If any Accounts Receivable is not collected by Buyer within sixty (60) days of the Closing Date, then Buyer shall give the Seller and the Shareholders written notice thereof. The Seller and the Shareholders shall reimburse a portion of the Purchase Price to the Buyer in an amount equal to the full amount of such uncollected Accounts Receivable within five (5) days of such notice.

    (c) Seller shall have the right to inspect the books and records of Buyer to verify the application of customer payments to the Accounts Receivable. Buyer shall provide Seller notice of any changes to customer payment terms presently existing between Seller and its customers. Buyer agrees to maintain adequate records of the transactions contemplated by this Agreement and shall provide access to its records in the event of a discrepancy.

    (d) In the event that the Buyer subsequently receives payment with respect to Accounts Receivable for which it has been reimbursed by Seller or the Shareholders under this Section 1.06, Buyer shall hold such payments in trust for the benefit of the Seller and/or Shareholders and promptly remit such payments to the Seller and/or Shareholders, as the case may be.

    (e) Buyer agrees to assign to Seller any uncollected Accounts
Receivable contemporaneous with Seller's reimbursement to Buyer for such uncollected Accounts Receivable.

    (f) The obligations of the Seller and the Shareholders under this
Section 1.06 shall be several, and not joint.

Section 1.07 ALLOCATION OF CONSIDERATION. Buyer and Seller agree to cooperate in preparing and filing IRS Form 8594 reflecting the allocation of the Purchase Price with respect to the Assets and agree that such allocation will be determined by arm's-length negotiations and that neither Buyer nor Seller will take a position inconsistent with such allocation on any income tax return, before any governmental agency charged with the collections of any income tax or in any judicial proceeding. Buyer and Seller will agree upon the allocation of the Purchase Price with respect to the Assets on or before the Closing Date.

Section 1.08  THE CLOSING.

    (a) Time and Place. Subject to the terms and conditions of this Agreement, the closing under this Agreement (the "Closing") will take place on or before May 1, 2001, at the offices of the Seller at 2517 Ellington Road, Quincy, Illinois, at 9:00 a.m., or at such other time, date or place as Buyer and Seller may agree. The Closing will take place on a Monday (or another day which is the first business day of a week) (the "Closing Date"). The Friday (or other business day immediately prior to the Closing Date) is referred to herein as the "Valuation Date."

    (b) Parties' Obligations at Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.01 hereof; (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in Section 5.02 hereof; (iii) the Seller will execute, acknowledge (if appropriate) and deliver to the Buyer all documents and take such other actions as is necessary for the effective sale, transfer, conveyance and assignment to the Buyer of the Assets and put Buyer in effective possession thereof; (iv) the Buyer will execute, acknowledge (if appropriate) and deliver to the Seller all documents necessary for the effective assumption of the Assumed Liabilities and (v) the Buyer will deliver to the Seller good funds for the full amount of the purchase price specified in
Section 1.03(a) above.

    (c) Further Assurances. From time to time after the Closing, the Seller shall execute and deliver to the Buyer, without further consideration, such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by the Buyer in order to vest in the Buyer all right, title and interest in and to the Assets, or otherwise necessary in order to carry out the purpose and intent of this Agreement.

Section 1.09  CONTINUING OBLIGATIONS OF BUYER.

    (a) Lansing's Novelty, Inc Buyer acknowledges that Robert J. Lansing is the sole shareholder of Lansing's Novelty, Inc., an Illinois corporation ("Lansing's"), a wholesale distributor of non-perishable merchandise for convenience stores. Buyer agrees that it will provide Lansing's with access to Buyer's trade shows and exhibits for the purpose of exhibiting its products and services; provided that after two years from the date of Closing, Lansing's annual sales to customers of the Buyer during the twelve calendar months prior to such trade show or exhibit exceeded $1,000,000. Buyer agrees that as long as Lansing's annual sales exceed $1 million to customers of the Buyer, competitors of Lansing's will be excluded from participation in such trade shows.

    (b) T & M Tobacco, Inc. Buyer acknowledges that Robert J. Lansing is a shareholder of T & M Tobacco, Inc., a manufacturer and distributor of cigarettes currently marketed under the label "Jim
Porter." Buyer agrees to assist T & M Tobacco, Inc. with tax stamp processing of cigarettes for T & M Tobacco, Inc.

    (c) The obligations of Buyer under the Section 1.09 are personal to Robert J. Lansing and may not be assigned or otherwise transferred by him to any other party without the prior written consent of the Buyer.

                             ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

Except as set forth in the disclosure schedules attached hereto (the "Seller Disclosure Schedules"), Seller and the Shareholders, jointly and severally, represent, warrant, and agree as follows:

  Section 2.01 ASSETS. Seller is the lawful owner of the Assets free and clear of all liens, claims, charges, restrictions, security interests, pledges or encumbrances of any kind and has the full right, power, authority and capacity to sell and transfer the Assets. By virtue of the transfer of the Assets to Buyer, Buyer will obtain full title to the Assets free and clear of all liens, claims, charges, restrictions, security interests, pledges and encumbrances of any kind.

    (a) Inventories. The items included in the Inventory are merchantable and fit for the purpose for which they were procured or manufactured, and are not obsolete, damaged or defective. The Buyer will not be required to accept the return of any material portion of Inventory sold by the Seller to others prior to the Closing Date pursuant to the Seller's regular return policy or otherwise;

    (b) Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made in the ordinary course of business. The Accounts Receivable are current and collectible in the full amount thereof and there is no contest, claim or right of set-off with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

    (c) Fixed Assets. All Fixed Assets are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended and conform in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances.

    (d) Intangible Property. Each item of Intangible Property is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated hereby. The Seller is not in breach or default under any item of Intangible Property and no event has occurred which, with notice or lapse of time, would constitute a breach or default of an item of Intangible Property by the Seller or permit termination, modification or acceleration thereof by the respective counter party and no party to any item of Intangible Property has repudiated any provision thereof. There are no disputes, oral agreements or forbearance programs in effect as to any item of Intangible Property and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any item of Intangible Property. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable under any item of Intangible Property with any person.

    (e) Intellectual Property. The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission each item of the Intellectual Property free and clear of any restriction and has taken all necessary action to maintain and protect each item of Intellectual Property. No item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge limiting its use by the Seller or Seller's ability to convey such Intellectual Property to the Buyer hereunder. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of any item of the Intellectual Property; and Seller has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it license or refrain from using any intellectual property rights of any third party). No third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any item of the Intellectual Property and no item of the Intellectual Property interferes with, infringes upon, misappropriates or otherwise comes into conflict with any intellectual property rights of third parties.

    (f) Permits. Each Permit is in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the transaction contemplated hereby. The Seller is not in breach or default under any Permit and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Seller of any Permit or result in the revocation thereof. There are no disputes, oral agreements or forbearance programs in effect as to any Permit. Seller has not received any notification of any violation of any applicable ordinance or regulation of building, zoning or other law, in respect of its plants, structures, properties, or operations.

Section 2.02. EXISTENCE; GOOD STANDING; CORPORATE POWER AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

Section 2.03. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Seller has the requisite corporate power and authority and the Shareholders have the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement and the transactions contemplated hereby have been approved by Seller's Board of Directors and Shareholders and the consummation by Seller of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller and the Shareholders, enforceable in accordance with their respective terms.

Section 2.04. NO VIOLATION. Neither the execution and delivery by Seller and the Shareholders of this Agreement nor the consummation by Seller and the Shareholders of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Seller; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets of Seller or any Shareholder pursuant to any material commitment, lease, contract or other material agreement or instrument to which Seller or any Shareholder is a party; or (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Shareholder or affecting the assets of Seller.

Section 2.05 REGULATORY CONSENTS AND APPROVALS. Seller has obtained, or will obtain by Closing, all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Seller and the Shareholders, which consents, approvals, authorizations and orders are listed on Seller Disclosure Schedule 2.05, including any consent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act").

Section 2.06 PREMISES. Seller is now in possession of the Property and there is no adverse claim against the Property and there are no pending or threatened proceedings which might interfere with the quiet enjoyment of the Property.

Section 2.07 FINANCIAL STATEMENTS. Prior to the date hereof, Seller has delivered to Buyer its audited financial statements for the fiscal years ended January 31 and December 31, 1999 and unaudited financial statements for the twelve periods ended December 2, 2000 ("Seller Financial Statements"). The Seller Financial Statements (including the related notes and schedules) fairly presents the financial position of Seller as of their dates and the results of operations, stockholders' equity and cash flows of Seller for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein. Seller Financial Statements have been prepared from the books and records of Seller which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of Seller.

Section 2.08. NO MATERIAL ADVERSE CHANGES. Since December 2, 2000, with the exception of the loss of business from Wareco and Western Oil, there has not been (i) any material adverse change in the financial condition, results of operations, business, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of Seller; (ii) any increases in salary, bonus or other compensation to any employees of Seller; (iii) any pending or threatened labor disputes or other labor problems against or potentially affecting Seller; or (iv) any other transaction entered into by Seller, except in the ordinary course of business and consistent with past practice.

Section 2.09. TAX MATTERS. There are no tax liens upon any properties or assets of Seller (whether real, personal, or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against Seller, and the Shareholders are aware of no substantial basis for any such claims. Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for taxes or assessments with respect to taxes. Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder, where failure to do so would have a material adverse effect on the Seller or its assets or business operations ("Seller Material Adverse Effect").

Section 2.10.  EMPLOYEES AND FRINGE BENEFIT PLANS.

    (a) Seller Disclosure Schedule 2.10 sets forth the names, ages and titles of all employees of Seller and the annual rate of compensation (including bonuses) being paid to each such employee as of the most recent practicable date.

    (b) Seller Disclosure Schedule 2.10 lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan and each other agreement or fringe benefit plan, arrangement, or practice, of Seller, whether legally binding or not, that affects one or more of Seller's employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). Seller does not have, sponsor or participate in any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

    (c) For each Plan that is an "employee benefit plan" under
Section 3(3) of ERISA, Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and funding agreements that implement each such Plan.

    (d) Seller has no commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan;
(ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan.

    (e) Seller has no unfunded past service liability in respect of any of its Plans; neither Seller or any Plan, or any trustee, administrator, fiduciary or sponsor of any Plan, has engaged in any prohibited transaction as defined in Section 406 of ERISA or
Section 4975 of the Code for which there is no statutory exemption in
Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of the Plans, the related trusts or any fiduciary, trustee, administrator or sponsor of the Plans; the Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

    (f) Except where failure to do so would not have a Seller Material Adverse Effect, Seller has complied in all respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation
Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

    (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by Seller to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; (ii) entitle any employee or former employee of Seller to severance pay, unemployment compensation or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

    (h) None of the Plans that are "welfare benefit plans," within the meaning of Section 3(l) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code
Section 4980B(g) and ERISA Section 607.

    (i) Neither Seller nor any member in a "controlled group" with Seller (as defined in ERISA) has ever contributed to, participated in or withdrawn from a multi-employer plan as defined in
Section 4001(a)(3) of Title IV of ERISA, and Seller has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Section 4201, 4203 or 4205 of ERISA.

Section 2.11. LAWFUL OPERATIONS. Seller has been and currently is conducting its business, and each of the premises leased or owned by Seller have been and now are being used and operated, in compliance with all statutes, regulations, orders, covenants, restrictions and plans of federal, state, regional, county or municipal authorities, agencies or boards applicable to the same, except where the failure to so comply would not have a Seller Material Adverse Effect.

Section 2.12. LITIGATION. There is no suit, action or proceeding pending or threatened against or affecting Seller, which, if adversely determined, could have a Seller Material Adverse Effect. Seller is not subject to any currently existing order, writ, injunction or decree relating to its operations.

Section 2.13.  ENVIRONMENTAL MATTERS.

    (a) Seller has not authorized nor conducted nor has knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release or handling of (in an amount or of a type that has been or must be reported to any governmental agency, violates any Environmental Law (as defined below) or has required or could require remediation expenditures) any hazardous substance, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated, controlled or potentially subject to any remediation requirement under any environmental law (collectively, "Hazardous Materials"), on, in or under any real property owned, leased or by any means controlled by it;

    (b) Seller is in compliance with all federal, state and local laws, ordinances, rules, regulations and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources and the environment (collectively, "Environmental Laws");

    (c) Seller has, and is in compliance with, all licenses, permits, registrations and government authorizations necessary to operate under all applicable Environmental Laws;

    (d) Seller has not received any written or oral notice from any governmental entity or any other person and there is no pending or threatened claim, litigation or any administrative agency proceeding that: alleges a violation of any Environmental Law by Seller; alleges Seller is a liable party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., or any state superfund law; has resulted in or could result in the attachment of an environmental lien on any real property owned, leased or controlled by Seller; or alleges the occurrence of contamination of any of such real property, damage to natural resources, property damage or personal injury based on its activities or the activities of Seller's predecessors or third parties (whether at the real property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Laws, common law principles or other legal standards.

Section 2.14. NO BROKERS. Seller has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Seller or Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 2.15. FULL DISCLOSURE. All of the information provided by Seller and the Shareholders herein or in the Seller Disclosure Schedules is true, correct and complete in all material respects, and no representation, warranty or statement made by the Shareholders in or pursuant to this Agreement or the Seller Disclosure Schedules contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

                            ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedules attached hereto Buyer Represents, warrants and agrees as follows:

Section 3.01. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

Section 3.02.  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.
Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Buyer of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

Section 3.03. NO VIOLATION. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of Buyer; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets of Buyer pursuant to any material commitment, lease, contract or other material agreement or instrument to which Buyer is a party; or
(iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

Section 3.04. NO BROKERS. Buyer has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Buyer or Seller or the Shareholders to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Buyer is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                             ARTICLE IV

                             COVENANTS

Section 4.01. PRE-CLOSING COVENANTS. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date:

    (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

    (b) Notices and Consents. Each of the Parties will provide such notices to, make such filings, and use its best efforts to obtain any authorizations, consents and approvals of any governmental or regulatory agency or third parties necessary to the consummation of the transaction contemplated by this Agreement. In addition to and not in limitation of the foregoing, each of the parties will (i) take promptly all actions necessary to make the filings required of the Seller and the Buyer under the HSR Act; (ii) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (iii) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning this transaction or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

    (c) Operation of Business. The Seller will not engage in any practice, take any action or enter into any transaction with respect to its business operations that are outside the ordinary course of business with respect thereto. Without limiting the scope of the foregoing, the Seller agrees that it will not (i) sell or otherwise dispose of any Assets, except for sales of Inventory in the ordinary course of business, (ii) mortgage, pledge or subject to any lien, security or encumbrance any of the Assets, (iii) fail to comply with the terms of any material contract, lease or other agreement or seek to cancel or terminate any such contract, lease or agreement prior to its stated expiration date, (iv) make any change in the rate of compensation for any employee or commissioned salesperson; (v) fail to replenish its inventories or supplies, or make any purchase commitment in excess of, its normal and customary business practice or (v) fail to comply with laws and regulations applicable to the business of the Seller.

    (d) Preservation of Assets. The Seller will maintain, keep and preserve the Assets in good condition and repair and maintain insurance thereon in accordance with its normal and customary practices, and the Seller and the Shareholders will use their best efforts (i) to preserve the business and organization of Company intact, (ii) to keep available to Buyer the services of Company's present employees, agents and independent contractors, (iii) to preserve for the benefit of Buyer the Seller's favorable relations with suppliers, customers, lessors and others having business relations with it.

    (e) Full Access. The Seller will provide representatives of the Buyer with full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to books, records and facilities of the Seller as shall be reasonably necessary to conduct Buyer's due diligence investigation.

    (f) Notice of Developments. Each party will give prompt written notice to the other parties of any material adverse development causing, or which could cause, a breach of any of its own representations and warranties contained herein. No disclosure by any party pursuant to this Section 4.01(f), however, shall be deemed to amend or supplement any Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

    (g) Exclusivity. The Seller will not (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any of its assets (other than sales of inventories made in the ordinary course of business), including any acquisition structured as a merger, consolidation or share exchange or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

Section 4.02. POST-CLOSING COVENANTS. The parties agree as follows with respect to the period following the Closing Date.

    (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party or parties may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under the terms hereof).

    (b) Litigation Support. In the event, and for so long as, any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) the transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the assets acquired hereunder, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense thereof, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense thereof, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under the terms hereof).

    (c) Transition. Neither the Seller nor any Shareholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate from maintaining the same business relationships with the Buyer after the Closing as such party maintained with the Seller prior to the Closing. Buyer and Seller shall each use their best efforts to cooperate with the other, and to cause their respective employees to act accordingly, in order to fulfill the intent and purpose of this Agreement.

    (d) Confidentiality. The Seller and each Shareholder will treat and hold as such all information relating to the business to be conducted by Buyer with the Assets acquired from Seller hereunder (the "Confidential Information") as proprietary and confidential and will not use, or allow anyone else to use any of the Confidential Information except in connection with the transaction contemplated by this Agreement. Seller and the Shareholders agree to deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that the Seller or any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller or Shareholder will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.02(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller or Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the Seller or Shareholder shall use its or his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

    (e) Accounts Receivable. The Seller and the Shareholders will use their reasonable best efforts to assist the Buyer in collecting Accounts Receivable and Subsidiary Accounts Receivable, including, but not limited to, promptly notifying customers of the Buyer's acquisition of such Accounts Receivable and directing such customers to make future payments to the Buyer. In the event that the Seller receives payment with respect to any Accounts Receivable, it shall hold such payments in trust for the benefit of the Buyer and promptly remit such payments to Buyer.

    (f) Employees of Seller. Immediately after the Closing, Buyer will employ selected employees of Seller, and Buyer will provide such employees with employment benefits substantially similar to those generally afforded to the employees of Buyer.

    (g) Change of Name of Seller. Within seven calendar days after the Closing Date, the Seller shall deliver to Buyer all executed documents as may be required to change Seller's name to another name bearing no similarity to "Merchants Wholesale Inc." including, but not limited to, a name change document with the Secretary of State of Illinois and an appropriate name change notice for each state where Seller is qualified to do business. The Shareholders hereby appoint the Buyer as their attorney-in-fact to file all such documents on or after the Closing Date. From and after the Closing Date, the Shareholders will sign such consents and take such other actions as Buyer shall reasonably request in order to permit Buyer to use the name "Merchant Wholesale Inc." and any variation thereof. From and after the Closing Date, neither Seller nor the Shareholders will use the name "Merchants Wholesalers, Inc." or any names similar thereto or variants thereof, except that they may continue to use the name Merchant Wholesale of Iowa, Inc. in connection with the business operations of the Subsidiary as and to the extent conducted on the Closing Date.

                              ARTICLE V

                       CONDITIONS TO THE PARTIES'
                         OBLIGATIONS TO CLOSE

Section 5.01. CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (a) the representations and warranties of the Seller and the Shareholders set forth in Article II hereof shall be true and correct in all material respects at and as of the Closing Date;

    (b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;


    (c) the Seller shall have procured all of the third party consents specified in Schedule 2.05;

    (d) any waiting period (and any extension thereof) applicable to the consummation of this transaction under the HSR Act shall have expired or been terminated.

    (e) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
(C) affect adversely the right of the Buyer to own the Assets or to utilize them in its business operations;

    (f) the annualized net sales of the Seller during the two calendar weeks ending immediately prior to the Closing shall not be less than $365,000,000;

    (g) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
Section 5.01(a)-(f) has been satisfied in all respects;

    (h) the Seller shall have delivered to the Buyer copies of all requisite board of directors and shareholder resolutions of Seller approving the sale of the Assets certificated by its corporate secretary.

    (i) the Buyer shall have received from counsel to the Seller an opinion, dated as of the Closing Date;

    (j) the Buyer shall have received a binding commitment from its lender with respect to the financing of the Purchase Price;

    (k) the Seller shall have delivered an executed Bill of Sale transferring all of the Assets to Buyer free and clear of all liens and encumbrances, except for any such lien or encumbrance which shall be expressly assumed by Buyer as part of the Assumed Liabilities;

    (l) the Seller shall have endorsed for transfer and delivered to the Buyer certificates of title for all motor vehicles;

    (m) the Seller shall have executed one or more UCC Termination Statements with respect to any and all of the Assets subject to a security interest filed and perfected pursuant to the UCC and which are not subject to an obligation being assumed by Buyer as part of the Assumed Liabilities, which shall comply with all applicable laws, rules and regulations;

    (n) each of the Shareholders shall have executed a Noncompete, Nonsolicitation and Nondisclosure Agreement; and

    (o) the sale of the Property from the Shareholders to the Buyer shall have occurred contemporaneously with the Closing.

All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer and its counsel. The Buyer may waive any condition specified in this Section 5.01 if it executes a writing so stating at or prior to the Closing.

Section 5.02 CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (a) the representations and warranties of the Buyer set forth in
Article III hereof shall be true and correct in all material respects at and as of the Closing Date;

    (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (c) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

    (d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in
Section 5.02(a)-(c) has been satisfied in all respects;

    (e) the Buyer shall have delivered to the Seller copies of all requisite board of directors resolutions of Buyer approving the purchase of the Assets certificated by its corporate secretary;

    (f) The Seller shall have received from counsel to the Buyer an opinion, dated as of the Closing Date;

    (g) the sale of the Property from the Shareholders to the Buyer shall have occurred contemporaneously with the Closing;

    (h) the Seller and Shareholders shall have received approval from LaSalle Business Credit, Inc. with respect to the sale of the assets and Property to Buyer; and

    (i) Buyer has executed and delivered to Seller a second mortgage on the Property, a first mortgage on the Buyer owned real estate in Bismarck, North Dakota, and such security agreements and UCC filings as requested by Seller for the purpose of securing the Buyers obligations under Sections 1.03(b) and (c) of this Agreement.

All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller and its counsel. The Seller may waive any condition specified in this Section 5.02 if it executes a writing so stating at or prior to the Closing.

                             ARTICLE VI

                  SURVIVAL OF REPRESENTATIONS AND
                    WARRANTIES; INDEMNIFICATION

Section 6.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in Articles II and III of this Agreement shall survive for a period of three years from the effective date hereof.

Section 6.02. INDEMNIFICATION BY SELLER AND THE SHAREHOLDERS. Subject to the provisions of this Article VI, Seller and the Shareholders, jointly and severally, agree to indemnify and hold harmless Buyer, and each officer, director, employee or other agent thereof and their respective estates (each being a "Buyer Indemnified Party"), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other fees or expenses for investigating or defending any actions or threatened actions) reasonably incurred by such Buyer Indemnified Party in connection with each and all of the following:

    (a) any misrepresentation or breach of any warranty made by Seller or either of the Shareholders in this Agreement;

    (b) the nonfulfillment or breach of any covenant, Agreement or obligation of Seller or either of the Shareholders contained in or contemplated by this Agreement;

    (c) any misrepresentation or breach of any warranty contained in any statement, certificate, or other document furnished by Seller or either of the Shareholders pursuant to this Agreement or in connection with the transaction contemplated by this Agreement; and

    (d) any attempt (whether or not successful) by any person to cause or require such Buyer Indemnified Party to pay or discharge any debt, obligation, liability or commitment, the existence of which would entitle such Buyer Indemnified Party to indemnification pursuant to clauses (a) through (c) of this Section 6.02 or would constitute a breach of any such representation, warranty or agreement under this Agreement.

Section 6.03. INDEMNIFICATION BY BUYER. Subject to the provisions of this Article VI, Buyer shall indemnify, defend and hold harmless, Seller and each officer, director, employee, Shareholder or other agent thereof and their respective estates (each being a "Seller Indemnified Party"), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other fees or expenses for investigating or defending any actions or threatened actions) reasonably incurred by such Seller Indemnified Party in connection with each and all of the following:

    (a) any misrepresentation or breach of any warranty made by Buyer in this Agreement;

    (b) the nonfulfillment or breach of any covenant, agreement or obligation of Buyer contained in or contemplated by this Agreement;

    (c) any misrepresentation or breach of any warranty contained in any statement, certificate or other document furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

    (d) any attempt (whether or not successful) by any person to cause or require such Seller Indemnified Party to pay or discharge any debt, obligation, liability or commitment, the existence of which would entitle such Seller Indemnified Party to indemnification pursuant to clauses (a) through (c) of this Section 6.03 or would constitute a breach of any such representation, warranty or agreement under this Agreement.

Section 6.04. INDEMNIFICATION PROCEDURE. An indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 6.02 or 6.03 of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer, Seller and the Shareholders shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement, and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and
(ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

                             ARTICLE VII

                             TERMINATION

Section 7.01.  TERMINATION OF AGREEMENT.   This Agreement may be
terminated as follows:

    (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

    (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller or any Shareholder has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before the date that is 90 days from the date of this Agreement by reason of the failure of any condition precedent hereunder (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

    (c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach and the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before the date that is 90 days from the date of this Agreement by reason of the failure of any condition precedent hereunder (unless the failure results primarily from the Seller or a Shareholder breaching any representation, warranty or covenant contained in this Agreement).

Section 7.02. EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to this Article VII, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any party then in breach); provided, however, that the provisions of Section 4.02(d) shall survive the termination of this Agreement.

                             ARTICLE VIII

                          GENERAL PROVISIONS

Section 8.01. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure. Seller acknowledges that Buyer is a publicly owned corporation subject to Security Exchange Commission and American Stock Exchange rules and regulations and as such will be required to publicly disclose the subject matter of this Agreement prior to Closing.

Section 8.02. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to Buyer:          Kathleen M. Evans
                           President
                           AMCON Distributing Company.
                           10228 "L" Street
                           Omaha, NE  68127

     with a copy to:       Steven P. Amen
                           Kutak Rock LLP
                           1650 Farnam Street
                           Omaha, NE 68102

     If to Seller
     or the Shareholders:  Robert J. Lansing
                           #1 Saddlebrook
                           Quincy, IL  62301

     with a copy to:       Charles Couri
                           Westervelt, Johnson, Nicoll & Keller
                           14th Floor, Associated Bank Plaza
                           411 Hamilton Boulevard
                           Peoria, Illinois 61602

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

Section 8.03. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.04. ENTIRE AGREEMENT. This Agreement, the Exhibits, the Seller Disclosure Schedules and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 8.05. CONSTRUCTION. This Agreement has been duly negotiated and mutually prepared by the parties hereto and shall not be construed or interpreted against any party as the sole drafting party.

Section 8.06. AMENDMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.07. GOVERNING LAW. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Nebraska applicable to contracts made and to be performed wholly within such state.

Section 8.08. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 8.09. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 8.10.  INCORPORATION OF EXHIBITS.  The Seller Disclosure
Schedules and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.11. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.12. EXPENSES. Each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby.

Section 8.13. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law or in equity.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                   AMCON DISTRIBUTING COMPANY

                                   By: Kathleen M. Evans
                                      ---------------------------
                                       Kathleen M. Evans, President


                                   MERCHANTS WHOLESALE INC.

                                   By: Robert J. Lansing
                                     ----------------------------
                                       Robert J. Lansing, President


                                  SHAREHOLDERS:


                                     Robert J. Lansing
                                     ----------------------------
                                     Robert J. Lansing


                                     Marcia S. Lansing
                                     ----------------------------
                                     Marcia S. Lansing